Exhibit 10.2(a)

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXECUTION VERSION

LICENSING AND ASSIGNMENT AGREEMENT

THIS LICENSING AND ASSIGNMENT AGREEMENT (this “Agreement”) is effective as of June 30, 2016 (the “Effective Date”) by and between Shin Nippon Biomedical Laboratories, Ltd., a Japanese corporation with a principal place of business at 2438 Miyanouracho, Kagoshima-shi, Kagoshima-ken 891-1394, Japan (“SNBL”), and Satsuma Pharmaceuticals, Inc., a Delaware company (“SATSUMA”), and amends and restates in its entirety that certain Licensing and Assignment Agreement executed on or about June 30, 2016 by SNBL and SATSUMA (the “Original Agreement”). In this Agreement, either SNBL or SATSUMA may be referred to individually as a “Party”, or collectively as the “Parties”.

BACKGROUND

A. SNBL owns or controls certain proprietary nasal drug delivery technology comprising a nasal powder formulation delivered by a specialized nasal drug delivery device;

B. SATSUMA is developing the Compound (as defined in Section 1.6); and

C. SATSUMA desires to obtain an assignment and license to develop and commercialize products that combine SNBL’s proprietary nasal drug delivery technology with the Compound, and SNBL desires to grant such an assignment and license, all as set forth in more detail and on the terms and conditions set forth herein below.

D. SNBL and SATSUMA desire to amend certain terms of the Original Agreement, and to restate the Original Agreement, as so amended, in its entirety in this Agreement, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS / INTERPRETATION

1.1 “Accounting Standards” means (a) with respect to SATSUMA and calculations to be performed by SATSUMA, the generally accepted accounting principles (“GAAP”) of the United States, and (b) with respect to SNBL and calculations to be performed by SNBL, the generally accepted accounting principles in Japan or the International Financial Reporting Standards, in each case (a) and (b) or such other similar principles as consistently applied by such Party throughout its enterprise.

1.2 “Acquiring Entity” means a Third Party (a) that merges or consolidates with or acquires a Party or an Affiliate of a Party, or (b) to which a Party or an Affiliate of a Party transfers all or substantially all of its assets to which this Agreement pertains.

1.3 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, owns or controls, is owned or controlled by or is under common control with the first Person, in each case only for so long as such control exists. For purposes of this definition, “control” means (a) direct or indirect ownership of more than fifty percent (50%) (or, if less than or equal to fifty percent (50%), the maximum ownership interest permitted by applicable Laws) of the stock or shares having the right to vote for the election of directors of such corporate entity or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, SATSUMA shall not be an Affiliate of SNBL.

1.4 Capture Period.

1.4.1 “SATSUMA Device Capture Period” means the period commencing on the Effective Date and continuing until the First Commercial Sale of any Product hereunder, unless earlier terminated in accordance with Section 10.6.

1.4.2 “SNBL Device Capture Period” means the period commencing on the Closing Date and continuing until the First Commercial Sale of any Product hereunder, unless earlier terminated in accordance with Section 10.6. For purposes of this Agreement, “Closing Date” means the first closing date of a Series A financing transaction by SATSUMA.

1.4.3 “SNBL Product Capture Period” means the period commencing on the Effective Date and continuing until the Closing Date, unless earlier terminated in accordance with Section 10.6.

1.5 “Commercially Reasonable Efforts” means, with respect to the development, manufacture and/or commercialization of a Product and any other activities conducted under the Agreement with respect to such Product, the level of efforts and resources commonly used in the pharmaceutical or biotechnology industry by a similarly situated company of similar size and resources in the exercise of its reasonable business discretion with respect to a product at a similar stage in its development or product life, that is of similar commercial potential, taking into account actual or potential issues including, but not limited to, issues relating to efficacy, safety, manufacturing, quality, supply, regulatory or market exclusivity, patents and intellectual property protection, product profile, labeling, pricing, reimbursement, distribution, market potential, competitive conditions, the regulatory environment, and any other technical, legal, scientific, medical, operational or commercial factors that could reasonably be expected to affect profitability of the product.

1.6 “Compound” means the compound known as Dihydroergotamine or DHE, and any [***] of such compound.

1.7 “Control” means, with respect to particular Know-How or a particular Patent, possession by the Party granting the applicable right, license or sublicense to the other Party as provided herein of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver the particular Know-How to the other Party, and to grant and authorize under such Know-How or Patent the right, license or sublicense, as applicable, of the scope granted to such other Party in this Agreement without giving rise to a violation of the terms of any written agreement with any Third Party; provided, however, that for rights acquired or licensed from Third Parties after the Effective Date, no additional payment is due to such Third Parties as a result of the grant or exercise of such right, license or sublicense, unless such other Party agrees to pay such additional payment due to such Third Parties for such right, license or sublicense. “Controlled” and “Controlling” have their correlative meanings. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by a Party or its Affiliates: (i) any technology owned or controlled by any Acquiring Entity immediately prior to the effective date of merger, consolidation, acquisition or transfer with such Party or its Affiliate, and (ii) any technology that any Acquiring Entity subsequently (x) develops without accessing or practicing the subject matter within the Other Product Technology or (y) licenses or otherwise obtains or acquires from a Third Party, in each case (x) and (y) after the effective date of merger, consolidation, acquisition or transfer with such Party or its Affiliate.

1.8 “Cover” means, with respect to any subject matter, that the manufacture, use, sale, offering for sale, importation, exportation or other exploitation of such subject matter would infringe a claim of a Patent at the time thereof. For clarity, with respect to a claim within a patent application, “Cover” includes infringing a claim in such patent application if it was issued as then prosecuted. “Covered” or “Covering” shall have their correlative meanings.

1.9 “Device” means the single-use version of SNBL’s proprietary nasal delivery device as further described in Exhibit 1.9.

1.10 [Intentionally left blank]

1.11 “EU” means all member states of the European Union as may be updated from time to time.

1.12 “FDA” means the United States Food and Drug Administration and any successor agency thereto performing similar functions.

1.13 “Field” means, with respect to any DHE Product, the DHE Field and, with respect to any DHE Combination Product, the DHE Combination Field.

1.13.1 “DHE Field” means the treatment, prevention or prophylaxis of all indications and human medical conditions.

1.13.2 “DHE Combination Field” means the treatment, prevention, prophylaxis of migraine and non-migraine headaches.

1.14 “First Commercial Sale” means, with respect to a Product, the first sale for consideration to a Third Party of such Product to be used for commercial purposes in a given regulatory jurisdiction of the Territory after all applicable Regulatory Approvals required prior to commercial sale of such Product in such jurisdiction has been obtained. Sales or other transfers for clinical studies, compassionate use, named patient programs, sales under a treatment IND, test marketing or any non-registration studies where Products are supplied by or under the authority of SATSUMA shall not constitute a First Commercial Sale.

1.15 “Invention” means any discovery, finding, invention, technology or any improvement thereof, whether patentable or not, that is conceived or reduced to practice during the SATSUMA Device Capture Period by or on behalf of SATSUMA, whether individually or jointly with SNBL, or the SNBL Product Capture Period or SNBL Device Capture Period by or on behalf of SNBL, whether individually or jointly with SATSUMA, in each case related to the Product or the Device, as applicable.

1.16 “Know-How” means any data, results, technology, business information and other information of any type whatsoever, in any tangible or intangible form, including knowhow, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, research, preclinical and clinical test data (including original patient report forms, investigator reports, clinical protocols, statistical analyses, expert opinions and reports)), manufacturing data (including, analytical and quality control data, stability data, other study data and procedures and other chemistry, manufacturing and control (CMC) data), safety or other adverse reaction files and complaint files, presentations and papers from academic meetings or market research, in each case, together with all supporting data and raw source data therefor; provided, however, Know-How shall exclude any and all patient-specific and other similar data to the extent such exclusion is required by Laws. Know-How excludes any and all Patents.

1.17 “Law” means, individually and collectively, any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any Regulatory Authority, other governmental authority or court of competent jurisdiction within the applicable jurisdiction.

1.18 “NDA” means a New Drug Application, as described in the FDA regulations, 21 CFR §314.50, including all amendments and supplements thereto, or similar applications filed with a Regulatory Authority in any other jurisdiction.

1.19 “Net Sales” means the total amount invoiced or otherwise billed by SATSUMA and its Affiliates and their sublicensees for sales or other commercial dispositions of any Product less the following (collectively, “Net Sales Deductions”): (a) transportation charges, freight, postage, shipping and insurance (but only insurance related to protecting the particular shipment against physical loss or damage); (b) taxes (other than taxes based on income), tariffs, customs duty, surcharges, excise or other duty and any other governmental charges, all to the extent imposed upon the sale, transportation or delivery of such Product and paid by the seller; (c) trade discounts, quantity discounts, cash discounts, rebates, allowances, credits or charge backs or retroactive price reductions actually granted or allowed and related directly to the sale of such Product; (d) other adjustments, allowances or credits (calculated on a per unit basis) to customers relating to such Product and actually paid; and (e) reasonable amounts for bad debts directly relating to sales of Products that have been actually written off as bad debt losses (net of any bad debts later recovered). Net Sales and Net Sales Deductions in territories outside the US will be calculated as described in Section 5.4 for the given royalty calculation period. Net Sales and Net Sales Deductions shall be calculated in accordance with Accounting Standards (as applied to SATSUMA) in a manner consistent with SATSUMA’s existing accounting policies as applied to similar transactions and will be denominated in US dollars. Sales of any Product between or among

SATSUMA and its Affiliates and their sublicensees shall be excluded from the computation of Net Sales if such sales are not intended for end use, but Net Sales shall include the subsequent final sales to Third Party customers by SATSUMA or any such Affiliates or their sublicensees. If a sale, transfer or other disposition with respect to any Product involves consideration other than cash or is not at arm’s length, then the Net Sales from such sale, transfer or other disposition shall be the arm’s length fair market value, which generally will mean the selling party’s average sales price (excluding Net Sales that are not at arm’s length) for the calendar quarter in the country where such sale took place. A sale or other commercial disposition of Products is deemed to occur upon the invoicing or billing therefor by SATSUMA or its Affiliate or their sublicensee, as applicable. Any Products used (but not sold for more than nominal consideration) for sample, promotional, advertising or humanitarian purposes or used (but not sold for more than nominal consideration) for clinical or other research purposes shall not be considered in determining Net Sales hereunder. With respect to sales of DHE Combination Products, Net Sales shall be calculated by multiplying the Net Sales of the DHE Combination Product by the fraction A/(A + B), where A is the average gross selling price(s) during the previous calendar quarter of the DHE Compound (in the same or similar form) sold separately, and B is the gross selling price during the previous calendar quarter of the Additional APIs (in the same or similar form) sold separately; provided that in the event that a substantial number of such separate sales were not made during the previous calendar quarter then the Net Sales shall be as reasonably allocated by SATSUMA between the DHE Compound and the Additional APIs based upon their relative importance and proprietary protection.

1.20 “Other Product Technology” means the Other Product Know-How and Other Product Patents.

1.20.1 “Other Product Know-How” means (a) the Know-How Controlled by SNBL and its Affiliates as of the Effective Date, (b) any other Know-How Controlled by SNBL and its Affiliates during the SNBL Product Capture Period, and (c) any other Know-How Controlled by SNBL and its Affiliates during the SNBL Device Capture Period relating to the Device Technology Improvements, in each case (a), (b) and (c) reasonably necessary for the development, manufacture, sale, use, offer for sale or importation of any Product (other than the Product-Specific Know-How), including without limitation the Know-How described in Exhibit 1.20.1.

1.20.2 “Other Product Patents” means (a) the Patents Controlled by SNBL and its Affiliates as of the Effective Date listed on Exhibit 1.20.2, (b) any other Patents Controlled by SNBL and its Affiliates during the SNBL Product Capture Period, and (c) any other Patents Controlled by SNBL or its Affiliates during the SNBL Device Capture Period relating to the Device Technology Improvements, in each case (a), (b) and (c) reasonably necessary for the development, manufacture, sale, use, offer for sale or importation of any Product (other than the Product-Specific Patents). Exhibit 1.20.2 will be updated to include all Other Product Patents as of the Closing Date.

1.21 “Patent” means any of the following, whether existing now or in the future anywhere in the world: (i) any issued patent, including inventor’s certificates, substitutions, extensions, confirmations, reissues, reexamination, renewal or any like governmental grant for protection of inventions; and (ii) any pending application for any of the foregoing, including any continuation, divisional, substitution, continuations-in-part, provisional and converted provisional applications.

1.22 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Regulatory Authority, or any other entity not specifically listed herein.

1.23 “Product” means, individually and collectively, the DHE Product and DHE Combination Product.

1.23.1 “DHE Product” means any product consisting of (i) a pharmaceutical product containing the Compound as the only active pharmaceutical ingredient, and (ii) the Device that contains such pharmaceutical product.

1.23.2 “DHE Combination Product” means any product consisting of (i) a pharmaceutical product containing the Compound as an active pharmaceutical ingredient and one or more other active pharmaceutical ingredients ([***]) (“Additional APIs”), and (ii) the Device that contains such pharmaceutical product.

1.24 “Product-Specific Technology” means the Product-Specific Know-How and the Product-Specific Patents.

1.24.1 “Product-Specific Know-How” means (a) the Know-How Controlled by SNBL and its Affiliates as of the Effective Date listed on Exhibit 1.24.1, and (b) any other Know-How Controlled by SNBL and its Affiliates during the SNBL Product Capture Period, in each case (a) and (b) directed solely to the composition of any Product or methods for the manufacture or use of any Product. Exhibit 1.24.1 will be updated to include all Product- Specific Know-How as of the Closing Date.

1.24.2 “Product-Specific Patents” means (a) the Patents Controlled by SNBL and its Affiliates as of the Effective Date listed on Exhibit 1.24.2, (b) the Patents Controlled by SNBL and its Affiliates during the SNBL Product Capture Period, and (c) the Other Product-Specific Patents, in each case (a), (b) and (c) directed solely to the composition of any Product or methods for the manufacture or use of any Product. Exhibit 1.24.2 will be updated to include all Product-Specific Patents as of the Closing Date.

1.25 “Prosecution and Maintenance” means, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as reexaminations, reissues, requests for Patent term extensions and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions, inter partes review, supplemental examination, and other similar proceedings with respect to the particular Patent; and “Prosecute and Maintain” shall have the correlative meaning.

1.26 “Regulatory Approval” means all approvals or clearances (including, where applicable, pricing and reimbursement approval and schedule classifications), product or establishment licenses, registrations or authorizations of any Regulatory Authority, necessary for the manufacture, use, storage, import, export, transport, offer for sale, sale and marketing of a pharmaceutical product or medical device or combination thereof, as applicable, in a regulatory jurisdiction.

1.27 “Regulatory Approval Application” means, with respect to a Product, an application for Regulatory Approval (including NDA) filed with or submitted to any Regulatory Authority to obtain permission to initiate marketing and sales of such Product for the Field within the applicable regulatory jurisdiction.

1.28 “Regulatory Authority” means any governmental regulatory authority (whether regional, federal, state or local) that regulates the development, manufacture, market approval, sale, distribution, packaging or use of any pharmaceutical product or medical device or combination thereof for the Field, including the FDA.

1.29 “Regulatory Material” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted with any Regulatory Authorities responsible for the acceptance, review or approval thereof (including minutes of meetings with such Regulatory Authorities) that are reasonably necessary for the development, manufacture, marketing, sale or other commercialization of any Product in a particular country or regulatory jurisdiction. Regulatory Materials include Regulatory Approval Applications.

1.30 “Territory” means the entire world.

1.31 “Third Party” means any Person other than SNBL or SATSUMA or any Affiliate of either Party.

1.32 Additional Definitions. Each of the following terms shall have the meaning described in the corresponding Section of this Agreement indicated below:

Term	Section	Term	Section
Additional APIs	1.23.2	Enforcement Action	7.4.1
Adverse Drug Experience	4.4	GAAP	1.1
Adverse Drug Reaction	4.4
Agreement	Preamble	Term	Section
Change of Control	10.6	Indemnifying Party	9.2
Closing Date	1.4.2	Indemnitee	9.2
Competing Activities	2.2	Infringing Product	7.4.1
Competing Product	2.2	[***]	11.2.2
Confidential Information	6.1.1	[***] Rules	11.2.2
Controlling Party	7.4.4	Net Sales Deductions	1.19
Cooperating Party	7.4.4	Orange Book	7.6
CRO Services	3.1.2	Other Product-Specific Patents	7.2.2(c)
CRO Services Agreement	3.1.2	Original Agreement	Preamble
Defending Party	7.3	Party/Parties	Preamble
Device Technology Improvements	7.1.1	Product Development Plan	3.1.1
Disclosing Party	6.1.1	Product Trademarks	3.5.1

Dispute	11.1	Progress Report	3.4
Effective Date	Preamble	Term	10.1
SATSUMA	Preamble	Third Party Claim	9.1.1
SNBL	Preamble
Technology Transfer Plan	4.1

1.33 Interpretation. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless the context clearly requires otherwise, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation,” whether or not such additional words are written; (b) the word “or” shall have its inclusive meaning of “and/or” except when paired as “either/or”; (c) the word “day” or “quarter” or “year” means a calendar day or quarter or calendar year unless otherwise specified; (d) the word “notice” shall require notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other communications contemplated under this Agreement; (e) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Agreement (including the Exhibits hereto); (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific Law, article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement thereof; and (j) neither Party nor its Affiliates shall be deemed to be acting “on behalf of” or “under the authority of” the other Party hereunder.

ARTICLE 2

ASSIGNMENT; LICENSES

2.1 Assignment; Licenses. Subject to the terms and conditions of this Agreement:

2.1.1 Assignment to SATSUMA. Upon the Closing Date, SNBL hereby assigns (and agrees to assign) to SATSUMA its entire right, title and interest in and to the Product-Specific Technology.

2.1.2 License to SATSUMA. SNBL hereby grants (and agrees to grant) to SATSUMA an exclusive (subject to Section 2.1.5), royalty-bearing, perpetual license (with the right to sublicense in accordance with Section 2.1.4) under the Other Product Technology to develop, make, have made, use, sell, offer for sale, import or otherwise commercialize within the Territory (a) DHE Products solely for the DHE Field, and (b) DHE Combination Products solely for the DHE Combination Field.

2.1.3 License to SNBL. SATSUMA hereby grants (and agrees to grant) to SNBL a non-exclusive, royalty-free, perpetual license (with the right to sublicense in accordance with Section 2.1.4(b)) under SATSUMA’s rights in any Device Technology Improvements to develop, make, have made, use, sell, offer for sale, import or otherwise commercialize products and devices (other than Products and subject to Section 2.2).

2.1.4 Sublicensing.

(a) Subject to Section 2.1.4(c), SATSUMA has the right to grant and authorize sublicenses (through multiple tiers) under the license granted to it under Section 2.1.2 to any Affiliate or Third Party without SNBL’s prior written approval.

(b) SNBL has the right to grant and authorize sublicenses (through multiple tiers) under the license granted to it under Section 2.1.3 to any Affiliate or Third Party without SATSUMA’s prior written approval.

(c) With respect to any sublicense granted under Section 2.1.2, (i) SATSUMA and its Affiliates shall have entered into a written agreement with their sublicensee that shall be consistent and not conflict with, and shall be subordinate to, the terms and conditions of this Agreement; and (ii) SATSUMA shall remain responsible to SNBL for any violations by such sublicensee of the terms and conditions of this Agreement. Within [***] days after the execution by SATSUMA of a sublicense agreement of the rights granted to SATSUMA by SNBL under the terms of this Agreement, SATSUMA shall provide SNBL with a copy of such sublicense agreement, which copy may be redacted to remove any and all information not applicable to the obligations of SATSUMA under this Agreement. Without limiting the foregoing, if a sublicensee is in breach of the applicable sublicense agreement and such breach, if committed by SATSUMA, would be a material breach of SATSUMA’s obligations to SNBL under this Agreement, SATSUMA shall, at its own expense, enforce the applicable terms of such sublicense agreement against the sublicensee, including termination thereof in accordance with the terms of such sublicense agreement. For clarity, SATSUMA shall be and remain responsible to SNBL for any breach of this Agreement or any sublicense by any sublicensees, including all damages due to SNBL as a result of such breach. The entry by SATSUMA or its Affiliates into a sublicense shall not relieve SATSUMA of its obligations under this Agreement, including the obligation to report the Net Sales of such sublicensee and ensure payment of royalties to SNBL in accordance with the terms and conditions of this Agreement.

(d) Upon termination of this Agreement for any reason, any sublicensee (of either party) not then in default shall have the right to seek a license from the applicable party hereto and each party agrees to negotiate such licenses in good faith under reasonable terms and conditions consistent with this Agreement.

2.1.5 Reservation of Rights. SNBL reserves the right (for itself and its Affiliates) to practice the Other Product Technology solely for the development of Products within the Territory during the SNBL Product Capture Period (without SNBL being obligated to pay SATSUMA any royalties or other compensation).

2.2 Exclusivity of Efforts. During the Term, neither SNBL, nor SATSUMA nor any of their Affiliates shall, outside of their activities under this Agreement, (i) conduct, participate in or sponsor, directly or indirectly, any activities directed toward the development or commercialization of any Competing Product within the Territory (collectively, such activities “Competing Activities”) or (ii) appoint, license or otherwise authorize any Third Party to perform any Competing Activities; provided that this Section 2.2 shall not apply to any Third Party that succeeds to all or substantially all of the business or assets of SATSUMA to which this Agreement pertains (whether by merger, reorganization, acquisition, sale, operation of law or otherwise) or such Third Party’s Affiliates. For purposes of the foregoing, “Competing Product” means any product, other than any Product subject to this Agreement, incorporating the Compound as an active pharmaceutical ingredient for delivery through nasal tissues or the respiratory system. For clarity, nothing in this Section 2.2 shall prevent SNBL or its Affiliates from conducting activities (a) directed toward the development of any Product within the Territory during the SNBL Product Capture Period, or (b) on behalf of any Third Party as a contract research organization, in each case (a) and (b) subject to the terms and conditions of this Agreement, including without limitation the license provisions set forth in Section 2.1.2 and the confidentiality and non-use provisions set forth in Article 6 relating to SATSUMA’s Confidential Information.

2.3 No Implied Licenses. Each Party acknowledges that the rights and licenses granted under this Article 2 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except as expressly provided in this Agreement, neither Party grants to the other Party any right or license in any intellectual property right, whether by implication, estoppel or otherwise. All rights with respect to Patents or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof, and no implied licenses are granted under this Agreement.

ARTICLE 3

PRODUCT DEVELOPMENT AND COMMERCIALIZATION

3.1 Development.

3.1.1 Product Development. SATSUMA (directly or through its sublicensees) shall fund, lead and be responsible for the development of any Product (including any additional development of the Device) in accordance with the product development plan prepared by SATSUMA (as updated by SATSUMA from time to time, the “Product Development Plan”), which Product Development Plan shall be updated [***]. SATSUMA shall use Commercially Reasonable Efforts to conduct such development activities, including conducting clinical trials, as may be reasonably necessary or desirable to obtain Regulatory Approvals for at least one Product for the Field initially to support and maintain Regulatory Approval for the United States and thereafter in other commercially important markets in the Territory (if any) in accordance with the Product Development Plan, including the timelines set forth therein. With respect to SATSUMA’s obligation to use Commercially Reasonable Efforts to develop at least one Product under this Agreement, SATSUMA shall be deemed to have satisfied such obligation if it has achieved the development milestone objectives in accordance with the timelines therefor as set forth in the Product Development Plan. It is understood and agreed that, except as otherwise expressly provided herein, all development efforts for Products for the Field within the Territory shall be at the sole expense of SATSUMA.

3.1.2 CRO Services. If at any time during the Term, SATSUMA desires to obtain contract research organization (CRO) services for any preclinical or clinical development for any Product of the type that SNBL makes generally available to Third Parties (any, “CRO Services”), SATSUMA shall provide SNBL with notice thereof specifying in reasonable detail the CRO Services planned. In the event that SNBL wishes to provide any such CRO Services, SNBL shall notify SATSUMA within [***] days of receipt of such notice, and SNBL and SATSUMA shall negotiate in good faith to reach agreement on the terms of a CRO services agreement (each, a “CRO Services Agreement”), taking into account the experience, capabilities and expertise of SNBL. If the Parties do not reach such CRO Services Agreement during the [***] days following notification by SNBL (or if SNBL notifies SATSUMA that it elects not to provide such services), then neither Party will have any obligation or liability under this Section 3.1.2 with respect to the applicable CRO Services.

3.2 Manufacturing.

3.2.1 General Responsibilities. SATSUMA shall be responsible for the manufacture of Products for clinical and commercial purposes for the Field within the Territory.

3.2.2 Consultation. At SATSUMA’s reasonable request and expense, SNBL will make its employees and personnel with experience in the manufacture of the Products (or Device) available to consult with SATSUMA or its designees. SATSUMA agrees to pay SNBL the compensation set forth in Exhibit 3.2.2 for SNBL’s performance of consulting services.

3.3 Commercialization.

3.3.1 General. SATSUMA shall use Commercially Reasonable Efforts to commercialize at least one Product for any indication in the Field, initially in the United States and thereafter in other commercially important markets in the Territory (if any). Without limiting the foregoing, SATSUMA agrees to, directly or through one or more of its sublicensees, use Commercially Reasonable Efforts to launch at least one Product for the Field in those jurisdictions in the Territory set forth in the Product Development Plan, and to market, promote and sell such Product(s) for the Field throughout such jurisdictions. It is understood and agreed that, as between the Parties, all commercialization efforts for Products for the Field within the Territory shall be at the sole expense of SATSUMA and SATSUMA shall have the sole right to control in all aspects the commercialization of Products subject to its obligations hereunder.

3.4 Reporting. Without limiting any other provisions of this Agreement, SATSUMA shall keep SNBL reasonably informed as to the progress of its activities with respect to the development and commercialization of Products hereunder. Without limiting the foregoing, [***], SATSUMA shall provide SNBL a written report (each, a “Progress Report”) describing in reasonable detail: (i) SATSUMA’s progress in the development or commercialization of Products during the preceding [***] period, including (as applicable) all material preclinical or clinical studies completed or then in progress, any material regulatory activities (e.g. submission or receipt of any material Regulatory Materials), pre-launch activities and commercial launch of any Product, and (ii) SATSUMA’s then-current schedule of forecasted development milestones and marketing plans for Products for the following [***] period. All contents of all Progress Reports shall constitute the Confidential Information of SATSUMA and shall be subject to the confidentiality and non-use provisions set forth in Article 6. In addition, each Party shall promptly notify the other Party if such Party anticipates or there are material deviations from the then-current Product Development Plan, and such Party shall discuss in good faith and keep such other Party informed as to any corrective actions that it intends or is taking to address such deviations.

3.5 Trademarks.

3.5.1 Product Trademarks. SATSUMA shall have the right to select names and all trademarks used in connection with the commercialization of Products including special promotional or advertising taglines, in each case in the Territory (all such trademarks specific to Products and including all goodwill associated therewith, and all applications, registrations, extensions and renewals relating thereto, shall be referred to as “Product Trademarks”). As between the Parties, SATSUMA shall be the exclusive owner of the Product Trademarks.

3.5.2 Assignor/Licensor Status of SNBL. To the extent permitted by applicable Laws, at SNBL’s election, the labels and packaging of any Product and all promotional materials and scientific publications for any Product shall include text identifying SNBL as the assignor of the Product-Specific Technology and licensor of the Other Product Technology used in such Product(s) in a manner consistent with standard industry practice.

ARTICLE 4

TECHNOLOGY TRANSFER / REGULATORY MATTERS

4.1 Technology Transfer. Promptly after the execution of this Agreement, SNBL shall transfer to SATSUMA the information and materials set forth in the technology transfer plan attached hereto as Exhibit 4.1 (the “Technology Transfer Plan”). [***] The Parties acknowledge and agree that all Other Product Know-How disclosed to SATSUMA under this Agreement shall be deemed Confidential Information of SNBL. Accordingly, SATSUMA may use and disclose such Other Product Know-How solely in the exercise of the license granted to SATSUMA under Article 2 and subject to the terms and conditions set forth in Article 6.

4.2 Regulatory Filings and Regulatory Approvals.

4.2.1 Except as expressly provided herein, as between the Parties, SATSUMA (itself or through its sublicensees) shall have the sole right to and be responsible for preparing and submitting to applicable Regulatory Authorities any and all Regulatory Materials for Products and obtaining and maintaining any and all Regulatory Approvals for Products for the Field within the Territory. SATSUMA shall keep SNBL reasonably and regularly informed of the preparation and submission of all Regulatory Materials, Regulatory Authority communications and review of Regulatory Materials, and Regulatory Approvals for Products for the Field within Territory. Except as contemplated by this Agreement or otherwise mutually agreed by the Parties in writing, SNBL shall not be obligated to undertake any development activities or otherwise generate any new information, document or materials in connection with its obligations under this Section 4.2.1.

4.3 Information Sharing.

4.3.1 SATSUMA shall provide or make available to SNBL (i) data and information described on Exhibit 4.3.1 generated from the development of any Product, and (ii) all Regulatory Materials and Regulatory Approvals that are Controlled by SATSUMA related to any Product, in each case (i) and (ii) to the extent applicable to any Device; provided that such information and materials shall be deemed SATSUMA’s Confidential Information. SATSUMA shall use Commercially Reasonable Efforts to obtain and retain Control of all Regulatory Materials and Regulatory Approvals from its Affiliates and their sublicensees related to any Product. SATSUMA hereby grants to SNBL, its Affiliates and their licensees the right to use such data and information that is under its Control and to reference such Regulatory Materials for research and development purposes, including obtaining Regulatory Approvals, with respect to any product that does not contain the Compound. SNBL shall use reasonable efforts to obtain and retain Control of all Regulatory Materials and Regulatory Approvals from its Affiliates and their sublicensees. SNBL hereby grants to SATSUMA, its Affiliates and their licensees the right to use such data and information that is under its Control and to reference such Regulatory Materials for research and development purposes, including obtaining Regulatory Approvals, with respect to any Product. Notwithstanding anything to the contrary, SATSUMA may redact competitively sensitive information from such data and information, and from such Regulatory Materials and Regulatory Approvals.

4.4 Adverse Events. As between the Parties, SATSUMA shall have all regulatory responsibilities as the manufacturer and distributor of finished Products. Accordingly, SATSUMA shall be solely responsible for (a) reporting all Adverse Drug Reactions to the applicable Regulatory Authority in the Territory; (b) handling medical and technical complaints and disputes with the applicable Regulatory Authority, patients and physicians in the Territory; and (c) dealing with Product recalls; provided that SATSUMA shall keep SNBL reasonably informed thereof and coordinate with SNBL in communications with any Regulatory Authority with respect thereto. SATSUMA and its Affiliates and their sublicensees shall also enter into safety exchange and pharmacovigilance agreement(s), which shall: (i) provide detailed procedures regarding the maintenance of core safety information; (ii) require the exchange of safety information and reports of Adverse Drug Reactions for ensuring compliance with the reporting requirements of all applicable Regulatory Authorities; and (iii) provide procedures for the preparation, and periodic review of, a common technical document for use in connection with any filing with a Regulatory Authority relating to any Product. For purposes of the foregoing, “Adverse Drug Reaction” shall have the meaning as defined in the then-current guidelines and regulations promulgated by the ICH (International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use) and shall include any “Adverse Drug Experience” as defined in the then-current 21 CFR §§ 312.32 and 314.80. Subject to the foregoing, SNBL shall use Commercially Reasonable Efforts to collect and investigate information concerning Adverse Drug Reactions involving or reported to SNBL, its Affiliates and/or licensees, and shall keep SATSUMA reasonably informed as to any and all Adverse Drug Reactions of which it has actual knowledge.

ARTICLE 5

FINANCIAL TERMS

5.1 Reimbursement. Within [***] days of the Closing Date, SATSUMA shall reimburse SNBL [***] incurred prior to the Closing Date relating to: (a) the incorporation of SATSUMA, and (b) the Prosecution and Maintenance of the Product-Specific Patents; provided that the aggregate amount to be reimbursed under clause (a) shall not exceed $[***].

5.2 Royalties.

5.2.1 Royalty Rates. SATSUMA shall pay to SNBL a royalty rate of [***]% of Net Sales of Products.

5.2.2 Royalty Term. SATSUMA’s royalty obligation shall commence on the First Commercial Sale of any Product in such country and continue on a Product-by-Product and country-by-country basis until the later of (a) the expiration of the last Patent within the Product- Specific Patents or the Other Product Patents Covering such Product in such country, or (b) ten (10) years following the First Commercial Sale of such Product in such country (the “Royalty Term”).

5.2.3 Royalty Stacking. If, during the Royalty Term, SATSUMA or its Affiliates or sublicensees enters into an agreement with a Third Party pursuant to which SATSUMA or its Affiliates or sublicensees obtains a license under any Patent right of such Third Party that is [***] for SATSUMA, its Affiliates and/or their sublicensees to exercise SATSUMA’s rights under this Agreement or to make, use or sell Products, with respect to any Product in any country, then, on a country-by-country basis, royalties payable to SNBL under this Section 5.2 during any quarter shall be reduced by the amount equal to [***] percent ([***]%) of royalties payable to such Third Party in connection with the sale of such Product during the same quarter under such Third Party license; provided that in no event shall the royalties payable to SNBL for any Product in any country be reduced to a royalty rate of less than [***]%.

5.2.4 Combination Product. In the event that a Product is sold in combination with another product, component or service (other than, with respect to any DHE Combination Product, Applicable APIs) for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under this Section 5.2 shall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A + B), where A is the average gross selling price during the previous calendar quarter of such Product sold separately and B is the gross selling price during the previous calendar quarter of the combined product(s), component(s) and/or service(s). In the event that a substantial number of such separate sales were not made during the previous calendar quarter then the Net Sales shall be as reasonably allocated by SATSUMA between such Product and such other product(s), component(s) or service(s) based upon their relative importance and proprietary protection.

5.2.5 Payment/Reports. All payments under this Section 5.2 shall be due and payable within [***] days of the last day of the quarter during which the corresponding Net Sales are recognized. Together with any such payment, SATSUMA shall deliver a report specifying on a country-by-country basis: (i) total gross invoiced amount from sales of Products by SATSUMA and its Affiliates and their sublicensees; (ii) to the extent reasonably available to SATSUMA, amounts deducted by category (e.g., normal and customary trade, cash and other discounts, allowances and credits actually allowed and taken directly with respect to sales of Products) from gross invoiced amounts to calculate Net Sales; (iii) Net Sales; and (iv) royalties payable to SNBL hereunder.

5.3 Payment Method. All payments under this Agreement shall be made in U.S. Dollars. Except as otherwise provided herein payments shall be due [***] days after receipt of SNBL’s invoice therefor. All payments hereunder shall be paid by wire transfer in immediately available funds to an account designated by SNBL. Any payments or portions thereof due under this Agreement that are not paid by the date such payments are due under this Agreement will bear simple interest at per annum amount equal to the lower of (a) the [***] percent ([***]%), as reported in The Wall Street Journal (U.S. Internet Edition at www.wsj.com), on the due date (or, if the due date is not a business day, on the last business day prior to such due date), or (b) the maximum rate permitted by applicable Laws, calculated based on the number of days such payment is delinquent. This Section 5.3 shall in no way limit any other remedies available to SNBL.

5.4 Currency Conversion. For any currency conversion required in determining any Net Sales, such conversion shall be made at the exchange rate used by SATSUMA, consistent with its general internal corporate policies as they relate to its income statement, for its own consolidation purposes for the translation of such currency into United States Dollars for any payments due pursuant to this Agreement. Such policies will be made available to SNBL upon request.

5.5 Taxes. All amounts referenced hereunder are exclusive of any withholding tax or similar taxes and payments hereunder shall be made without deduction for such taxes, except to the extent that any such deduction or withholding is required by Laws in effect at the time of payment. Any tax required to be withheld on amounts payable under this Agreement shall promptly be paid by SATSUMA on behalf of SNBL to the appropriate governmental authority, and SATSUMA shall furnish to SNBL appropriate evidence of payment of any such tax or other amount required by applicable Laws to be deducted from any royalty payment, including any tax or withholding levied by a foreign taxing authority in respect of the payment or accrual of any royalty.

5.6 Inspection of Records. During the Term and [***] years thereafter, SATSUMA shall, and shall cause its Affiliates and their sublicensees to, keep full and accurate books and records setting forth gross sales of Products, Net Sales of Products, to the extent reasonably available to SATSUMA from its Affiliates and their sublicensees, if applicable, itemized deductions from gross sales taken to calculate Net Sales and otherwise necessary to calculate other amounts payable to SNBL under this Article 5. SATSUMA shall permit SNBL, by itself and/or through independent third party accountants engaged by SNBL, to examine such books and records at any reasonable time, but not later than [***] years following the rendering of any corresponding reports, accountings and payments pursuant to this Article 5. Such accountants may be required by SATSUMA to enter into a reasonably acceptable confidentiality agreement. The opinion of said independent accountants regarding such reports, accountings and payments shall be binding on the Parties other than in the case of clear error. SNBL shall bear the cost of any such examination and review; provided that if the inspection and audit shows an underpayment of more than [***] percent ([***]%) of the amount due for the applicable period, then SATSUMA shall promptly reimburse SNBL for all costs incurred in connection with such examination and review. SATSUMA shall promptly pay to SNBL the amount of any underpayment revealed by an examination and review. Any overpayment by SATSUMA revealed by an examination and review shall be fully-creditable against future payments owed by SATSUMA to SNBL under this Article 5.

5.7 Nonrefundable. Except as expressly set forth in the Agreement, all amounts paid hereunder shall be nonrefundable to and non-creditable by SATSUMA.

ARTICLE 6

CONFIDENTIALITY

6.1 Confidential Information.

6.1.1 Confidential Information. As used in this Agreement, the term “Confidential Information” means all secret, confidential or proprietary information or data of a Party or any of its Affiliates, whether provided in written, oral, graphic, video, computer, electronic or other form, provided pursuant to this Agreement, or generated pursuant to this Agreement, by one Party or its Affiliate (the “Disclosing Party”) to the other Party or its Affiliate (the “Receiving Party”), including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or proprietary formulations, compounds or other products and any other information, data and materials expressly stated in this Agreement to be Confidential Information of a Party. Notwithstanding the foregoing, Confidential Information shall not include any information or materials that:

(a) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect existing prior to such disclosure;

(b) were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party through no breach of this Agreement;

(c) became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of the Receiving Party in breach of such Party’s confidentiality obligations under this Agreement;

(d) were disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

6.1.2 Confidentiality Obligations. Each Party shall keep all Confidential Information of the other Party with the same degree of care it maintains the confidentiality of its own information of a similar nature. Neither Party shall use Confidential Information of the other Party for any purpose other than in performance of its obligations or the exercise of its rights under this Agreement or disclose the such Confidential Information or the terms of this Agreement to any other Person other than to such of its and its Affiliates’ directors, managers, employees, independent contractors, agents, suppliers, or consultants and others who have a need to know such Confidential Information or terms of this Agreement for the purposes of such Party’s performance of its obligations or exercise of its rights (including granting sublicenses and assigning the Agreement in accordance with the terms and conditions hereof) under this Agreement or such Party’s enforcement of its rights under this Agreement; provided, however, that the Party intending to disclose the Confidential Information of the other Party or the terms of this Agreement shall advise any such Person who receives such Confidential Information or terms of this Agreement of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and such Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this Article 6) that all such directors, managers, employees, independent contractors, agents, suppliers, consultants or others comply with such obligations as if they had been a Party hereto. Each Party shall be responsible for any breaches of this Agreement by its or its Affiliates’ directors, managers, employees, independent contractors, agents, suppliers, consultants or others to whom it discloses the other Party’s Confidential Information, except that each Party may keep one (1) copy of the Confidential Information of the other Party for the first Party’s archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 6. It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.

6.1.3 Permitted Disclosure and Use. Without limiting Section 6.1.2, the Receiving Party may disclose Confidential Information of the other Party or the terms of this Agreement (i) to any governmental authority in order to prosecute or maintain any intellectual property in accordance with this Agreement, (ii) as reasonably necessary to exercise the rights and licenses granted such Receiving Party in this Agreement, (iii) for prosecuting or defending litigation as contemplated by, or arising out of, this Agreement, (iv) to its or its Affiliates’ employees, agents, consultants, advisors (including financial advisors, lawyers and accountants), contractors, licensees or sublicensees only on a need-to-know basis for the sole purpose of performing its or its Affiliates’ obligations or exercising its or its Affiliates’ rights under this Agreement, provided that in each case the recipient of such Confidential Information are bound by written obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article 6 prior to any such disclosure, (v) to existing and potential investors, merger partners or acquirers, including their respective consultants and professional advisors (including financial advisors, lawyers and accounts), solely on a need-to-know basis in order to evaluate an actual or potential investment, acquisition or similar business transactions; and provided that in connection with such disclosure, the disclosing Party shall inform each recipient of the confidential nature of such terms and cause each recipient to treat such information as confidential consistent with the nature of the information so disclosed.

6.1.4 Required Disclosure. A Receiving Party may disclose Confidential Information of the Disclosing Party or the terms of this Agreement to the extent that it is required by Law (including, without limitation, in connection with FDA filings, U.S. Securities and Exchange Commission filings or filings with other government agencies) or any rules of any recognized stock exchange, to be disclosed by the Receiving Party; provided that the Receiving Party shall apply for confidential treatment of such Confidential Information of the Disclosing Party or the terms of this Agreement required to be disclosed to the fullest extent permitted by Law, shall provide the Disclosing Party a copy of the proposed confidential treatment request as soon as reasonably practicable and shall use commercially reasonable efforts to provide such copy sufficiently in advance of its filing to give such Disclosing Party a meaningful opportunity to comment thereon, and shall incorporate in such confidential treatment request any reasonable comments of the Disclosing Party or shall cooperate with the Disclosing Party in the event that the Disclosing Party wishes to seek a protective order or the like with respect to any of its Confidential Information.

6.1.5 Notification. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

6.2 Publicity; Filing of this Agreement. Except as required by Law or order of any governmental authority, all publicity, press releases and other announcements or disclosures relating to the existence and terms of this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the written approval of, both Parties. It is understood that such publicity, press releases and other announcements shall (i) not disclose any Confidential Information of the other Party and (ii) shall give complete and appropriate attribution to the other Party’s role(s) in the project contemplated in this Agreement. Each Party shall provide the other Party an opportunity to review and comment on the language of such attribution prior to first use thereof in a press release or other public disclosure proposed to be made by such Party. Once information is disclosed to the public pursuant to this Section 6.2, either Party may further disclose such information without further approval of the other Party.

6.3 Use of Names. Except as otherwise provided in Section 6.2 or pursuant to Section 3.5.2, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party may use the name of the other Party in any document filed with any governmental authority, in all cases subject to such Party giving complete and appropriate attribution to the other Party’s role(s) in the project contemplated in this Agreement.

6.4 Survival. The obligations and prohibitions contained in this Article 6 shall survive the expiration or termination of this Agreement for a period of [***] years.

ARTICLE 7

OWNERSHIP OF INVENTIONS AND PATENT RIGHTS

7.1 Ownership of Inventions; Disclosure.

7.1.1 Inventions. Any and all Inventions shall be owned (solely or jointly) by the inventor(s) thereof in accordance with applicable Law.

7.1.2 Disclosure of Device Technology Improvements. Each Party shall promptly disclose to the other Party any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing subject matter that are purported to be Inventions constituting (i) any improvement or modification to the Device; or (ii) any methods or processes of use or manufacture relating to the Device (collectively, “Device Technology Improvements”), and information relating to such Device Technology Improvements.

7.1.3 Further Assurances. Each Party agrees to assist the other Party, at such other Party’s expense, in every proper way to accomplish and perfect the ownership provisions set forth in this Section 7.1 in any and all countries, including the execution of all applications, specifications, oaths, assignments and all other instruments that such other Party may deem reasonably necessary or useful in connection therewith.

7.2 Patent Prosecution.

7.2.1 Product-Specific Patents.

(a) During the SNBL Product Capture Period, as between the Parties, SNBL shall have the sole right to control the Prosecution and Maintenance of the Product- Specific Patents [***] using counsel of SNBL’s choice. SNBL agrees to (i) keep SATSUMA reasonably informed with respect to such activities (including providing SATSUMA copies of all material documents received and filed in connection with the Prosecution and Maintenance of such Other Product Patents), (ii) consult in good faith with SATSUMA regarding such matters, including the abandonment of any claims thereof Covering any Product, and (iii) provide SATSUMA a reasonable opportunity to review and comment on material submissions and correspondence with the applicable patent offices and take into consideration SATSUMA’s reasonable input with respect thereto.

(b) Following the Closing Date, as between the Parties, SATSUMA shall have the sole right to control the Prosecution and Maintenance of the Product-Specific Patents [***] using counsel of its choice.

7.2.2 Other Product Patents.

(a) Subject to Section 7.2.2(c) below, as between the Parties, SNBL shall have the first right to control the Prosecution and Maintenance of the Other Product Patents [***] using counsel of its choice. SNBL agrees to (i) keep SATSUMA reasonably informed with respect to such activities (including providing SATSUMA copies of all material documents received and filed in connection with the Prosecution and Maintenance of such Other Product Patents), (ii) consult in good faith with SATSUMA regarding such matters, including the abandonment of any claims thereof Covering any Product, and (iii) provide SATSUMA a reasonable opportunity to review and comment on material submissions and correspondence with the applicable patent offices and take into consideration SATSUMA’s reasonable input with respect thereto.

(b) In the event SNBL elects to abandon any Other Product Patent, it shall notify SATSUMA at least [***] days in advance of the next applicable deadline with the applicable patent office, in which case SATSUMA shall have the right (but not the obligation) to control the Prosecution and Maintenance of such Other Product Patent. SATSUMA agrees to (i) keep SNBL reasonably informed with respect to such activities (including providing SNBL copies of all material documents received and filed in connection with the Prosecution and Maintenance of such Other Product Patents), (ii) consult in good faith with SNBL regarding such matters, including the abandonment of any claims thereof Covering any Product, and (iii) provide SNBL a reasonable opportunity to review and comment on material submissions and correspondence with the applicable patent offices and take into consideration SNBL’s reasonable input with respect thereto. If SATSUMA is required to pay any out-of-pocket expenses in connection with the Prosecution and Maintenance of an Other Product Patent in any country then, on a country-by-country basis, [***].

(c) Notwithstanding Section 7.2.2(a) above, SNBL agrees to consider in good faith any reasonable request by SATSUMA to file appropriate divisionals of the Other Product Patents (i) that claim and contain disclosure supporting claims directed solely to the composition of any Product or methods for the manufacture or use of any Product; and (ii) that do not contain claims, and will not be amended to contain claims, directed to any subject matter other than as described in (i) above (collectively, “Other Product-Specific Patents”) and mutually agree upon a plan, to the extent it would not interfere with any other claims in or otherwise be detrimental to any patent in which SNBL has an interest. SNBL will use commercially reasonable efforts, at SATSUMA’s expense, to Prosecute and Maintain any Other Product-Specific Patents in accordance with the agreed plan. Upon issuance, each Other Product- Specific Patent shall be deemed a Product-Specific Patent for purposes of this Agreement, and SNBL shall assign to SATSUMA its entire right, title and interest in and to such Other Product- Specific Patent.

7.2.3 Other Patents. Except as provided this Section 7.2, each Party shall have the sole right to control the Prosecution and Maintenance of Patents Controlled solely by such Party and its Affiliates claiming Device Technology Improvements. Except as otherwise provided herein, unless mutually agreed by the Parties in writing, neither Party shall file any Patents claiming Device Technology Inventions Controlled jointly by the Parties without the prior written consent of the other Party.

7.3 Defense of Third Party Infringement Claims. If any Product commercialized by SATSUMA or its Affiliates or their sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent relating to the manufacture, use, sale, offer for sale or importation of any Product for the Field within the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). Neither Party shall enter into any settlement of any claim described in this Section 7.3 that adversely affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably conditioned, withheld or delayed. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and expense.

7.4 Enforcement.

7.4.1 Notice of Infringement. In the event that either Party reasonably believes that any Product-Specific Patent or Other Product Patent is being infringed by a Third Party or is subject to a declaratory judgment action arising from such infringement, in each case with respect to the manufacture, use, sale, offer for sale or importation of a product comprising [***] (an “Infringing Product”), such Party shall promptly notify the other Party. In such event, the Parties shall negotiate in good faith a strategy with respect to such infringement. As between the Parties, the right to (i) initiate or prosecute an infringement or other appropriate suit or action against such

Third Party including, without limitation, any certification filed pursuant to 21 U.S.C. §355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Product-Specific Patent or Other Product Patent is invalid or that infringement will not arise from the manufacture, importation, use or sale of an Infringing Product by a Third Party; or (ii) defending any declaratory judgment action with respect thereto (the type of action described in each of (i) and (ii), an “Enforcement Action”), shall be as set forth in Sections 7.4.2 and 7.4.3 below.

7.4.2 Product-Specific Patents. As between the Parties, SATSUMA shall have the sole right to initiate and control any Enforcement Action of the Product-Specific Patents.

7.4.3 Other Product Patents.

(a) As between the Parties, SATSUMA shall have the first right to initiate and control any Enforcement Action of the Other Product Patents with respect to any Infringing Product. Reasonably in advance of undertaking any Enforcement Action under this Section 7.4.3, SATSUMA will notify SNBL of its intent to take such action and will keep SNBL reasonably informed regarding the status of such action. SATSUMA will have the sole and exclusive right to select counsel for any suit brought or defended by SATSUMA under this Section 7.4.3 [***]. In the event that SATSUMA fails to take reasonable measures to enforce any Other Product Patent against infringing activities that involve any Infringing Product within [***] days of a request by SNBL to do so, SNBL may initiate an Enforcement Action against such infringement activities with respect to such Infringing Product at SNBL’s expense. Reasonably in advance of taking any Enforcement Action under this Section 7.4.3, SNBL will notify SATSUMA of its intent to take such action and will keep SATSUMA reasonably informed regarding the status of such action. SNBL will have the sole and exclusive right to select counsel for any suit brought by SNBL under this Section 7.4.3 [***].

(b) As between the Parties, SNBL retains the sole right to initiate and control any Enforcement Action of the Other Product Patents with respect to any infringing activities that do not involve any Infringing Product.

7.4.4 Expenses and Cooperation. The Party bringing an Enforcement Action pursuant to Section 7.4.2 or 7.4.3 (the “Controlling Party”) will have the sole and exclusive right to select counsel for such Enforcement Action [***]. If required under applicable Law in order for the Controlling Party to initiate and/or maintain such Enforcement Action, or if the Controlling Party is unable to initiate, prosecute or defend such Enforcement Action solely in its own name, the other Party (the “Cooperating Party”) will join as a necessary party to the Enforcement Action at the Controlling Party’s request and expense. In addition, at the Controlling Party’s request and expense, the Cooperating Party will provide reasonable assistance to the Controlling Party in connection with an Enforcement Action. The Cooperating Party will have the right to participate and be represented in any such Enforcement Action by its own counsel at its own expense.

7.4.5 Recoveries. Any amounts recovered by the Controlling Party in an Enforcement Action will be used first to reimburse the Controlling Party and then the Cooperating Party, in each case for its reasonable costs and expenses, including attorneys’ fees incurred in bringing and maintaining the applicable enforcement action, with any remainder to be allocated between the Parties as follows: [***].

7.4.6 Other Patents. It is understood that, during the Term, SNBL’s Device Technology Improvements that are reasonably necessary or useful for the development and commercialization of any Product shall be deemed Other Product Know-How, and Patents claiming such Other Product Know-How shall be deemed Other Product Patents and the enforcement thereof shall be subject to Sections 7.4.1 to 7.4.5 (all inclusive). Subject to the foregoing, each Party shall have the sole right to control the enforcement of Patents Controlled solely by such Party and its Affiliates claiming Device Technology Improvements.

7.5 Patent Marking. To the extent commercially feasible, SATSUMA shall mark (and shall use Commercially Reasonable Efforts to cause to be marked) all units of Products sold under this Agreement with the number of each issued patent within the Product-Specific Patents or Other Product Patents that cover such Products. Any such marking with be in conformance with the Laws of the country of sale.

7.6 Regulatory Data Protection. The Parties will evaluate in good faith and identify all Patents that may meet the requirements for FDA publication in Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”), in connection with any Product. Subject to the terms of this Section 7.6, SATSUMA shall be solely responsible for deciding which such patents to submit to FDA for listing in the Orange Book. In the case of newly allowed Patents, prior to issuance and no later than [***] days following a notice of allowance of any such Patent, SATSUMA shall inform SNBL whether it believes that there is a reasonable basis for listing such Patent in the Orange Book. SATSUMA shall maintain with FDA correct and complete listings of applicable Patents for Products.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Representations, Warranties and Covenants.

8.1.1 Mutual Representations. Each of the Parties hereby represents and warrants to the other Party that, as of the Effective Date:

(a) such Party has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement;

(b) such Party has the right to grant the licenses and sublicenses granted pursuant to, and under the terms of, this Agreement;

(c) this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms;

(d) the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Law of any governmental authority having jurisdiction over it; and

(e) such Party has not granted, and will not grant during the Term, rights to any Third Party under the Other Product Technology that conflict with the rights granted to the other Party hereunder.

8.1.2 Additional Representations of SNBL. SNBL hereby represents and warrants to SATSUMA that, as of the Effective Date:

(a) all Patents and all Know-How owned by SNBL, or licensed by SNBL from a Third Party, reasonably necessary to develop and commercialize Products for the Field in the Territory are assigned or licensed to SATSUMA under the terms and conditions of this Agreement;

(b) the Patents and Know-How owned by SNBL and assigned or licensed to SATSUMA under the terms and conditions of this Agreement are free and clear of any encumbrance, lien, claim of ownership or license by any Third Party except for such encumbrance, lien, claim of ownership or license that does not conflict with the license granted by SNBL to SATSUMA hereunder;

(c) SNBL has not granted, and will not grant during the Term, rights to any Third Party under the Product-Specific Technology or Other Product Technology that conflict with the rights granted to SATSUMA hereunder;

(d) SNBL has not received any written notice of any threatened claim or litigation seeking to invalidate or otherwise challenge the Product-Specific Patents or Other Product Patents or SNBL’s rights therein; and

(e) none of the Product-Specific Patents or Other Product Patents are subject to any pending reexamination, opposition, interference or litigation proceedings.

8.2 Disclaimer of Warranty / Limitation of Liability.

8.2.1 Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, SNBL AND SATSUMA MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SNBL AND SATSUMA EACH SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

8.2.2 Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO BREACHES OF ARTICLE 6 OR OTHERWISE LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 9.

ARTICLE 9

INDEMNIFICATION; INSURANCE

9.1 Indemnification.

9.1.1 Indemnification by SATSUMA. SATSUMA hereby agrees to save, defend and hold SNBL, its Affiliates, and their respective officers, directors, agents and employees harmless from and against any and all complaints, actions, suits, proceedings, hearings, investigations, claims, demands brought by Third Parties (each, a “Third Party Claim”) or any liability, loss, damage, cost and expense (including reasonable attorneys’ fees) arising from such Third Party Claims, in either case resulting from (a) any breach by SATSUMA of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (b) the negligence or willful misconduct by SATSUMA or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, or (c) the development, manufacture, use, offer for sale, sale or marketing of any Product by or under the authority of SATSUMA, or any of its Affiliates or their sublicensees; in each case except to the extent that such Third Party Claims, liability, loss, damage, cost and expense (including reasonable attorneys’ fees) are the responsibility of SNBL pursuant to Section 9.1.2. For purposes of (c) in this Section 9.1.1, the activities of SNBL under the terms of this Agreement shall not be activities conducted under the authority of SATSUMA.

9.1.2 Indemnification by SNBL. SNBL hereby agrees to save, defend and hold SATSUMA, its Affiliates, and their respective officers, directors, agents and employees harmless from and against any and all Third Party Claims, liability, loss, damage, cost and expense (including reasonable attorneys’ fees) arising from such Third Party Claims, in either case resulting from (a) any breach by SNBL of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (b) the negligence or willful misconduct by SNBL or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, (c) the development, manufacture, use, offer for sale, sale or marketing of the Device by or under the authority of SNBL, or any of its Affiliates or licensees (excluding SATSUMA), or (d) the use by SNBL of the Product Specific Technology, the Other Product Technology or the Device except as part of Products delivered to SATSUMA under the terms of this Agreement; in each case except to the extent that such Third Party Claims, liability, loss, damage, cost and expense (including reasonable attorneys’ fees) are the responsibility of SATSUMA pursuant to Section 9.1.1.

9.2 Indemnification Procedures. Promptly after receipt by a Party seeking indemnification under this Article 9 (an “Indemnitee”) of notice of any pending or threatened Third Party Claim against it, such Indemnitee shall give written notice to the Party from whom the Indemnitee is entitled to seek indemnification pursuant to this Article 9 (the “Indemnifying Party”) of the commencement thereof; provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnitee hereunder, except to the extent the Indemnifying Party demonstrates that it is materially prejudiced thereby. Any Third Party Claim that is subject to indemnification under this Article 9 shall be brought against an

Indemnitee and such Indemnitee shall give written notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall assume sole control of the defense thereof with counsel reasonably satisfactory to such Indemnitee and, the Indemnifying Party shall not be liable to such Indemnitee under this Article 9 for any fees of other counsel thereafter, in each case subsequently incurred by such Indemnitee in connection with the defense thereof. No compromise or settlement of any Third Party Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided such consent shall not be required if (a) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee and (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

9.3 Insurance. Each Party shall obtain and maintain reasonable insurance at levels and for periods consistent with industry standards based upon such Party’s activities hereunder and indemnification obligations hereunder, [***]. Each Party shall furnish to the other Party on request certificates issued by the insurance company setting forth the amount of the liability insurance (or evidence of self-insurance) and shall promptly notify the other Party at least [***] days prior to termination or material reduction to the level of coverage of its insurance policy.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. The term of this Agreement and the rights and obligations of the Parties under this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the provisions of this Article 10, shall continue on a country-by-country and Product-by-Product basis until the expiration of the applicable Royalty Term for such Product in such country (the “Term”). Upon expiration, but not earlier termination, of this Agreement, SATSUMA’s licenses under the Other Product Know-How shall become fully-paid, non-exclusive and irrevocable.

10.2 Termination for Material Breach. SNBL may terminate this Agreement and the licenses granted herein for material breach of SATSUMA by giving ninety (90) days’ written notice to SATSUMA (specifying in reasonable detail the basis for such termination and referencing this Section 10.2) and SATSUMA has not cured such breach (if curable) within such ninety (90)-day period. For the avoidance of doubt, SATSUMA’s failure to use Commercially Reasonable Efforts to develop at least one Product in accordance with Section 3.1.1 shall be deemed a material breach of this Agreement entitling SNBL to terminate this Agreement if SATSUMA fails to cure such breach during the applicable ninety (90) day cure period. Notwithstanding the foregoing, if SATSUMA disputes such a material breach in good faith, then SNBL shall not have the right to terminate this Agreement unless it is determined in accordance with Article 12 that such material breach occurred.

10.3 Termination for Convenience. SATSUMA shall have the right to terminate this Agreement in its entirety upon ninety (90) days’ prior notice to SNBL referencing this Section 10.3.

10.4 Termination for Patent Challenge.

10.4.1 Challenges by SATSUMA. If SATSUMA or any of its Affiliates challenges under any court action or proceeding, or before any patent office, the validity, patentability, enforceability, scope or non-infringement of any Other Product Patent, or initiates a reexamination of any Other Product Patent, or assists any Third Party to conduct any of the foregoing activities, SNBL will have the right to immediately terminate this Agreement.

10.4.2 Challenges by Sublicensees. If any sublicensee of SATSUMA or its Affiliates challenges under any court action or proceeding, or before any patent office, the validity, patentability, enforceability, scope or non-infringement of any Other Product Patent, or initiates a reexamination of any Other Product Patent, or assists any Third Party to conduct any of the foregoing activities, SNBL will have the right to immediately terminate (and to cause SATSUMA and its Affiliates to immediately terminate) the applicable sublicense(s).

10.5 Termination for Insolvency. To the extent permitted under applicable Law, SNBL shall have the right to terminate this Agreement upon delivery of written notice to SATSUMA in the event that (i) SATSUMA files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee for SATSUMA or its assets, (ii) SATSUMA is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within ninety (90) days of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

10.6 Termination of Capture Period. SATSUMA may elect to terminate the SATSUMA Capture Period, and SNBL may elect to terminate the SNBL Capture Period, in each case upon a Change of Control of such Party by giving the other Party at least [***] days’ prior notice referencing this Section 10.6 and specifying the effective date of such termination. For purposes of this Agreement, “Change of Control” means, with respect to a Party, either: (i) the acquisition of such Party by a Third Party by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of such Party and excluding any sale of stock for capital raising purposes), unless the holders of the voting power of such Party immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or resulting entity (or if the Party or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or (ii) a sale, lease or other disposition of all or substantially all of the assets of such Party to which this Agreement relates to a Third Party by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly- owned subsidiary of such Party. Notwithstanding the foregoing, in no event shall a sale by such Party of capital stock (whether voting or otherwise) in any offering made pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offer and sale of such capital stock, or any foreign equivalent thereof, constitute a Change of Control of such Party.

10.7 Effects of Termination.

10.7.1 Accrued Obligations. The expiration or termination of this Agreement for any reason shall not release either Party from any liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement.

10.7.2 Survival. The following Articles and Sections, together with any definitions used or Exhibit referenced therein, shall survive any termination or expiration of this Agreement: Articles 1, 6 (for [***] years), 9, 11 and 12 and Sections 2.3, 3.4 (for the period preceding such termination or expiration), 4.4, 5.6 (for [***] years), 5.7, 7.1, 7.2.3, 7.4.6, 8.2 and 10.7. Except as otherwise provided in this Article 10, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Initial Escalation. With respect to all disputes arising between the Parties, including any alleged failure to perform, or breach of, this Agreement, or any issue relating to the interpretation or application of this Agreement (any such dispute or issue, a “Dispute”), if the Parties are unable to resolve such Dispute within [***] days after such Dispute is first identified by either Party in writing to the other, either Party shall have the right to refer such Dispute to the senior executive officers for each Party for attempted resolution by written notice to the other Party referencing the particular Dispute and this Section 11.1. In such case, each Party shall designate a senior executive officer of the Party having the right to bind such Party with respect to the matter of the Dispute, and such officers shall conduct good faith negotiations and seek to resolve the Dispute within [***] days after such notice is received, including having [***] meeting of the senior executive officers within [***] days after such notice is received. If the senior executive officers resolve such Dispute, a memorandum setting forth their agreement to resolve the Dispute will be prepared and signed by both Parties if requested by either Party. In all events, the Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the Dispute.

11.2 Binding Arbitration. If the senior executive officers designated by the Parties are not able to resolve such Dispute referred to them under Section 11.1 within such [***] day period, then either Party shall have the right to refer such Dispute (except as provided in Section 11.3) for resolution through binding arbitration by written notice to the other Party referencing the particular Dispute and this Section 11.2 at any time after the conclusion of such period, on the following basis:

11.2.1 The place of arbitration shall be San Francisco, California, U.S.A. and all proceedings and communications shall be in English.

11.2.2 The arbitration shall be administered by [***] pursuant to the [***] of [***] then in effect (the “[***] Rules”).

11.2.3 The arbitration shall be conducted by a panel of three neutral, independent arbitrators experienced in the pharmaceutical business and life sciences industry generally. Within [***] days after the notice initiating the arbitration, each Party shall appoint one arbitrator meeting the foregoing criteria by written notice to the other Party and the two Party-appointed arbitrators shall select the third arbitrator within [***] days of their appointment. If the Party-appointed arbitrators are unable to agree upon the third arbitrator, the third arbitrator shall be appointed by [***].

11.2.4 Judgment upon the award rendered by such arbitrators shall be binding on the Parties and may be entered by any court or forum having jurisdiction.

11.2.5 Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Further, either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of such Party pending the arbitration award.

11.2.6 The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.

11.2.7 Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.

11.2.8 Reasons for the arbitrators’ decision should be complete and explicit, including determinations of law and fact. The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated. Such written decision should be rendered by the arbitrators following a full comprehensive hearing, as soon as practicable but in no event later than [***] months following the selection of the arbitrators under Section 11.2.3.

11.2.9 Except to the extent necessary to confirm an award or as may be required by law, neither Party nor any arbitrator may disclose the existence, content, or results of any arbitration conducted hereunder without the prior written consent of both Parties.

11.2.10 In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations; provided that such limitation shall be tolled as of the date a Party notifies the other Party of such dispute, controversy or claim pursuant to this Article 11.

11.2.11 Any and all activities conducted under this Section 11.2, including any and all proceedings, written and oral submission, and decisions of the arbitrator(s), shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 6.

11.3 Patent Dispute Resolution. Notwithstanding Section 11.2, any dispute, controversy or claim relating to the ownership, scope, validity, enforceability or infringement of any Patent rights covering the manufacture, use or sale of any Product or of any trademark rights relating to any Product shall not be subject to arbitration under Section 11.2, but shall be submitted to a court of competent jurisdiction in which such Patent or trademark rights were granted or arose.

11.4 Injunctive Relief. Nothing herein may prevent either Party from seeking any preliminary injunction or temporary restraining order in order to prevent any Confidential Information from being disclosed or further disclosed without appropriate authorization under this Agreement.

ARTICLE 12

MISCELLANEOUS

12.1 Governing Law. This Agreement and any Dispute shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of laws principles.

12.2 Entire Agreement; Amendment. This Agreement, including the Exhibits attached hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof (including the Original Agreement in its entirety). There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

12.3 Force Majeure. Except for payment obligations hereunder, each Party shall be excused from the performance of its obligations under this Agreement (other than payment obligations) to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the affected Party, including, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. If the performance of any such obligation under this Agreement is delayed, or is reasonably likely to be delayed, owing to such a force majeure for any continuous period of more than [***] days, the Parties will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

12.4 Notices. Every notice, election, demand, consent, request, approval, report, offer, acceptance, certificate, or other communication required or permitted under this Agreement or by applicable Laws shall be in writing and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the seventh (7th) business day after which sent by registered or certified mail, postage prepaid, return receipt requested, (c) on the date on which transmitted by facsimile with a receipt evidencing a successful transmission, or by email with confirmation by the recipient confirming such email has been received and reviewed, or (d) on the third (3rd)

business day after the business day on which deposited with a regulated public carrier (e.g., Federal Express) for overnight delivery (receipt verified), freight prepaid, addressed to the Party for whom intended at the mailing address or facsimile number set forth below, or such other mailing address or facsimile number, notice of which is given in a manner permitted by this Section 12.4.

For SNBL:

Shin Nippon Biomedical Laboratories, Ltd

2438 Miyanouracho, Kagoshima-shi

Kagoshima-ken 891-1394, Japan

Attn: [***]

Facsimile: [***]

Email: [***]

For SATSUMA:

Satsuma Pharmaceuticals, Inc.

Attn:

Facsimile:

Email:

12.5 Independent Contractors. In making and performing this Agreement, SATSUMA and SNBL shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied for any purpose to create an agency, partnership, limited partnership, joint venture or employer and employee relationship between SATSUMA and SNBL and this Agreement shall not be construed to suggest otherwise. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party. Except as otherwise provided in this Agreement, each Party shall be solely responsible for its own costs and expenses associated with this Agreement.

12.6 Assignment. Neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party (which consent may not be unreasonably withheld, conditioned or delayed); provided, however, that either Party may assign or transfer this Agreement or any of its rights or obligations under this Agreement without the consent of the other Party (a) to any Affiliate of such Party, provided that the assigning Party shall remain responsible for the acts and omissions of such Affiliate hereunder, or (b) to any Third Party that succeeds to all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale, operation of law or otherwise). Any such assignment described in clause (b) above shall be conditioned upon the relevant permitted assignee or surviving entity following any merger or consolidation (if such surviving entity is not the assigning Party) to assume in writing all of the assigning Party’s obligations under this Agreement. Any attempted assignment in violation of this Section 12.6 shall be null and void.

12.7 Compliance with Laws/Other. Without limiting anything herein, all rights and obligations of SATSUMA and SNBL are subject to prior compliance with, and each Party shall comply with, all applicable Laws, including obtaining all necessary approvals required by the applicable Regulatory Authorities. In addition, each Party shall conduct its activities under this Agreement in accordance with good scientific and business practices.

12.8 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.

12.9 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.10 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

12.11 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

[THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY; SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

Shin Nippon Biomedical Laboratories, Ltd.	SATSUMA Pharmaceuticals, Inc.

By: /s/ Shunji Haruta, PhD Name: Shunji Haruta, PhD Title: General Manager, TR Company	By: /s/ John Kollins Name: John Kollins Title: President & CEO

List of Exhibits:

Exhibit 1.9	Device and Specifications
Exhibit 1.20.2	Other Product Patents
Exhibit 1.24.1	Product Specific Know-How
Exhibit 1.24.2	Product Specific Patents
Exhibit 3.2.2	Consultation Fees
Exhibit 4.1	Technology Transfer Plan
Exhibit 4.3.1	Information Sharing

Exhibit 1.9

Device and Specifications

•	Nasal delivery device for powder formulation

[***]

Exhibit 1.20.1

Other Product Know-How

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Exhibit 1.20.2

Other Product Patents

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Exhibit 1.24.1

Product-Specific Know-How

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Exhibit 1.24.2

Product-Specific Patents

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Exhibit 3.2.2

Consulting Fees

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Exhibit 4.1

Draft Technology Transfer Plan

Omitted pursuant to Regulation S-K, Item 601(a)(5)

Exhibit 4.3.1

Development Information to be Shared with SNBL

Omitted pursuant to Regulation S-K, Item 601(a)(5)